Exhibit 10.25

AMENDED AND RESTATED EQUITY INCENTIVE PLAN OF

BOOZ ALLEN HAMILTON HOLDING CORPORATION

STOCK OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, the terms defined in the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendices A, B and C attached hereto (collectively, the “Agreement”).

You have been granted an Option to purchase Class A Common Stock of Booz Allen Hamilton Holding Corporation (the “Company”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Type of Option:	Non-Qualified Stock Option

Final Expiration Date:	Ten years from the date of grant

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A, depending on the classification of the Option, as specified in the grant.

Your acknowledgment of this grant indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendices A , B, C to the Agreement) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF THE PLAN AND APPENDICES A, B AND C TO THE AGREEMENT WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION. IN PARTICULAR, BY ACKNOWLEDGMENT OF THIS GRANT, YOU AGREE TO THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT RELATING TO ELECTRONIC DELIVERY OF ANY DOCUMENTS RELATED TO THE OPTION.

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APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice, this Appendix, Appendix B and Appendix C). The Optionee hereby agrees that, except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without prior approval from the Administrator.

Section 1.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including, but not limited to, Article V, Article XI, Article XII, Article XIII and Article XIV thereof.

Section 1.3 Exercise Price. The Exercise Price of the Shares covered by the Option does not include commission or other charge.

ARTICLE II.

VESTING SCHEDULE; EXERCISABILITY

Section 2.1 Vesting and Exercisability of the Time Option.

(a) Vesting. Except as provided below, the Time Option shall become vested and exercisable, so long as the Optionee remains continuously in service as a Service Provider, from the date hereof through each relevant date set forth below, as follows:

(i) 20% of the Time Option shall become vested and exercisable on June 30, 2012;

(ii) 20% of the Time Option shall become vested and exercisable on June 30, 2013;

(iii) 20% of the Time Option shall become vested and exercisable on June 30, 2014;

(iv) 20% of the Time Option shall become vested and exercisable on June 30, 2015; and

(v) 20% of the Time Option shall become vested and exercisable on June 30, 2016.

(b) Change in Control Vesting. Upon the occurrence of a Change in Control, any Time Option shall vest as set forth in Section 2.11.

(c) Discretionary Vesting. The Administrator in its sole discretion may accelerate the vesting of any portion of the Time Option that does not otherwise vest pursuant to this Section 2.1.

Section 2.2 Vesting and Exercisability of the Performance Option.

(a) Performance Based Vesting. Subject to the provisions set forth below, the Performance Option shall vest and become exercisable as follows: 20% of the Performance Option shall vest and become exercisable on June 30 of each year beginning on June 30, 2012 and ending on June 30, 2016 if, in each case, on such date (or, if the audited financial statements for the Company have not been finalized by such date, within 30 days thereafter), the Administrator determines that the following conditions are met as of the end of the immediately preceding Fiscal Year (each such Fiscal Year through Fiscal Year 2017, an “Applicable Year” and, such vesting, the “Yearly Performance Based Vesting”):

(i) If EBITDA for the Applicable Year equals or exceeds the EBITDA Target for the Applicable Year, then 65% of such installment (consisting of 13% of the Performance Option) shall become vested and exercisable (“EBITDA Vesting”) and if EBITDA for the Applicable Year is less than 90% of the EBITDA Target for the Applicable Year, then 65% of such installment (consisting of 13% of the Performance Option) shall terminate and shall not become exercisable; and

(ii) If the Cumulative Cash Flow for the Applicable Year equals or exceeds the Cumulative Cash Flow Target for such Applicable Year, then the remaining 35% of such installment (consisting of 7% of the Performance Option) shall become vested and exercisable (“Cumulative Cash Flow Vesting”). In addition, if the Cumulative Cash Flow for an Applicable Year equals or exceeds the Cumulative Cash Flow Target for such Applicable Year, any portion of the Performance Option subject to Cumulative Cash Flow Vesting that did not vest and become exercisable with respect to a prior Applicable Year shall become vested and exercisable on the June 30 following such Applicable Year for which the Cumulative Cash Flow Target is achieved. Any Performance Option subject to Cumulative Cash Flow Vesting that has not vested as of June 30, 2016 shall terminate and shall not become exercisable.

(b) Catch-up Vesting. Except as provided below, the Performance Option subject to EBITDA Vesting which would otherwise fail to become vested and exercisable in accordance with Section 2.2(a)(i) shall be eligible for vesting in accordance with this Section 2.2(b). If EBITDA for the Applicable Year is less than the EBITDA Target for such Applicable Year but at least 90% of the EBITDA Target for such Applicable Year (the “EBITDA Missed Year”), that portion of the Performance Option that was subject to EBITDA Vesting with respect to the EBITDA Missed Year shall become exercisable on the June 30 following the first Fiscal Year or second Fiscal Year thereafter, (or in the event the EBITDA Missed Year is Fiscal Year 2016, June 30, 2017) (any such year, the “EBITDA Cumulative Catch Up Year”) if, on such date (or, if the audited financial statements for the Company have not been finalized by such date, within 30 days thereafter), the Administrator determines that in the EBITDA Cumulative Catch Up Year: (i) EBITDA equals or exceeds the EBITDA Target for the EBITDA Cumulative Catch Up Year;

and (ii) the Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target for the EBITDA Cumulative Catch Up Year, and any Performance Option subject to EBITDA Vesting that does not vest as of June 30 of the Fiscal Year after the final EBITDA Cumulative Catch Up Year with respect to such Option shall terminate and shall not become exercisable.

(c) Change in Control Vesting. Upon the occurrence of a Change in Control, any Performance Option shall vest as set forth in Section 2.11.

(d) Discretionary Vesting. The Administrator in its sole discretion may accelerate the vesting of any portion of the Performance Option that does not otherwise vest pursuant to this Section 2.2.

Section 2.3 Administrator Determination of Targets. The Administrator shall make the determination as to whether the respective EBITDA Targets, Cumulative EBITDA Targets and Cumulative Cash Flow Targets, have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date as the Administrator in its sole discretion shall determine; provided, however, that with respect to each Fiscal Year such date shall not be later than the 120th day following the end of such Fiscal Year.

Section 2.4 Termination of Employment or Service; Final Performance Option.

(a) Termination Due to Death. If an Optionee’s employment or service terminates due to the Optionee’s death, all Options shall immediately vest and shall remain outstanding until (i) the first anniversary of the date of the Optionee’s death or (ii) the Option’s Final Expiration Date, whichever is earlier, after which any unexercised Options shall immediately terminate.

(b) Termination Due to Disability. If an Optionee’s employment or service terminates due to the Optionee’s Disability, unvested Options shall not be forfeited and shall continue to vest in accordance with the schedule set forth in this Stock Option Agreement. All vested Options shall remain outstanding until (i) the later of the first anniversary of either (x) the date of termination due to Disability or (y) the date of vesting or (ii) the Option’s Final Expiration Date, whichever is earlier, after which any unexercised Options shall immediately terminate.

(c) Termination by Reason of a Company Approved Departure. Unless otherwise determined by the Administrator, if an Optionee’s employment or service terminates in a Company Approved Departure, unvested Options shall not be forfeited and shall continue to vest in accordance with the schedule set forth in this Stock Option Agreement. All vested Options shall remain outstanding until (i) the later of the 60th day after either (x) the date of termination of Optionee’s employment or service or (y) the date of vesting or (ii) the Option’s Final Expiration Date, whichever is earlier, after which any unexercised Options shall immediately terminate.

(d) Termination for Cause. Unless otherwise determined by the Administrator, if the Optionee’s employment or service terminates for Cause, all Options, whether vested or unvested, shall be immediately forfeited and canceled, effective as of the date of the Optionee’s termination of employment or service. Notwithstanding the foregoing, unless otherwise determined by the Administrator and set forth in writing, any Option that vested during the twelve months prior to or any time after the Optionee engaged in the conduct that gave rise to the termination for Cause shall upon demand by the Administrator be immediately forfeited and disgorged or paid to the Company together with all gains earned or accrued due to the exercise of such Option or sale of Company Common Stock issued pursuant to such Option.

(e) Termination for Any Other Reason. Unless otherwise determined by the Administrator and set forth in writing, if an Optionee’s employment or service terminates for any reason other than death, Disability, a Company Approved Departure, or Cause, all Options that are unvested shall be immediately forfeited and canceled, and all Options that are vested shall remain outstanding until (x) the 60th day after the date of termination of Optionee’s employment or service or (y) the Final Expiration Date, whichever is earlier, after which any unexercised Options shall immediately terminate.

(f) Final Performance Option. Notwithstanding anything to the contrary in this Stock Option Agreement, any portion of the Option that was scheduled to vest or may vest under a catch-up vesting provision based on the achievement of performance goals at the end of the Fiscal Year prior to the year of such termination of service as a Service Provider or entrance into the transition phase to cease employment with the Company (the “Final Performance Option”) shall remain outstanding if the Administrator has not determined whether the performance goals have been achieved for the Fiscal Year in question, unless the Optionee is terminated for Cause, until the date that the Administrator determines whether such performance goals have been achieved for the Fiscal Year in question; provided, further, that the Final Performance Option shall in no event become vested and exercisable unless it is determined by the Administrator that such performance goals were actually achieved for the Fiscal Year in question (a “Final Performance Goal Determination”). The Final Performance Option that does not become vested and exercisable shall be forfeited on the date of the Final Performance Goal Determination and the Final Performance Option that becomes vested and exercisable shall remain exercisable as provided in this Section 2.4 and Section 2.7.

Section 2.5 Additional Forfeiture Provisions. The Optionee acknowledges and agrees that the Option shall be immediately forfeited and cease to be exercisable, and the Optionee shall be required to disgorge to the Company all gains earned or accrued due to the exercise of Options or sale of any Shares issued pursuant to such Option upon certain accounting statements, if the Optionee engages in Competitive Activity,* as required by applicable law or if the Optionee engages in certain other misconduct as provided in Section 11.4 of the Plan.

Section 2.6 Exercisability of the Option. The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4. The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.” Subject to Section 14.1 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall remain exercisable until it becomes unexercisable under Section 2.7. Once the Option becomes unexercisable, it shall be forfeited immediately.

*	For California participants, add the following “(excluding clause (a) of the definition of Competitive Activity contained in the Plan)”.

Section 2.7 Expiration of Option.

(a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) The Final Expiration Date;

(ii) Except for such longer period of time as the Administrator may otherwise approve, in the event of a termination of the Optionee’s employment or service as a Service Provider for any reason other than Cause, death or Disability or in a Company Approved Departure, the later of (A) sixty (60) days following the date of the Optionee’s termination of employment or service as a Service Provider for any reason other than Cause, death, or Disability or in a Company Approved Departure, or (B) with respect to the Final Performance Option, sixty (60) days following the Final Performance Goal Determination, in which case such Final Performance Option may become a Non-Qualified Stock Option;

(iii) Except as the Administrator may otherwise approve, the date that the Company terminates the Optionee’s employment or service as a Service Provider for Cause;

(iv) Except for such longer period of time as the Administrator may otherwise approve, the first anniversary of the Optionee’s termination of employment or service as a Service Provider by reason of the Optionee’s death;

(v) Except for such longer period of time as the Administrator may otherwise approve, in the event of the Optionee’s termination of employment or service as a Service Provider by reason of the Optionee’s Disability, the first anniversary of the later of (A) the Optionee’s termination of employment or service or (B) the date of vesting of the applicable Option;

(vi) Except for such longer period of time as the Administrator may otherwise approve, in the event of the Optionee’s termination of employment or service as a Service Provider by reason of a Company Approved Departure, the 60th day after the later of (A) the Optionee’s termination of employment or service or (B) the date of vesting of the applicable Option; or

(vii) Upon forfeiture of an Option as provided in Section 11.4 of the Plan.

(b) For the purposes of the Plan and this Agreement, the date of the Optionee’s termination of employment or service as a Service Provider shall be the last day that the Optionee provided employment or service as a Service Provider, as determined by the Administrator, whether such day is selected by agreement with the Optionee or unilaterally by the Company or its Subsidiaries and whether with or without advance notice. For the avoidance of doubt, except as expressly provided in Section 2.4, no period of notice that is given or that ought to have been given to the Optionee under applicable law in respect of such termination of employment or service as a Service Provider will be utilized in determining entitlement under the Plan or this Agreement. Any action by the Company or its Subsidiaries taken in accordance with the terms of the Plan and this Agreement as set out aforesaid shall be deemed to fully and completely satisfy any liability or obligation of the Company or its Subsidiaries to the Optionee in respect of the Plan or this Agreement arising from or in connection with the Optionee’s termination of employment or service as a Service Provider, including in respect of any period of notice given or that ought to have been given under applicable law in respect of such termination of employment or service as a Service Provider.

Section 2.8 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.9 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 2.10 Manner of Exercise; Tax Withholding.

(a) As a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least three (3) days prior to exercise and no earlier than ninety (90) days prior to exercise that the Optionee intends to exercise and (ii) provide the Company with payment of the Exercise Price of the Option, together with any Withholding Tax payment required by Section 3.9 below, which shall be payable to the Company in full as set forth in Section 2.10(b) or Section 2.10(c) below, as applicable.

(b) To the extent permitted by law or the applicable listing rules, if any, the Optionee may pay for the Shares with respect to which such Option or portion of such Option is exercised through (i) payment in cash; (ii) with the consent of the Administrator, the delivery of Shares which are owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the exercised portion of the Option; (iii) with the consent of the Administrator, through the surrender of Shares then issuable upon exercise of the Option having a Fair Market Value on the date of the exercise of the Option equal to the aggregate Exercise Price of the exercised portion of the Option; or (iv) with the consent of the Administrator, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale. Notwithstanding the foregoing, the consent of the Administrator shall not be required with respect to clauses (iii) and (iv) of this Section 2.10(b) if the Optionee exercises such Option on or after the date of the Optionee’s Retirement.

(c) As a condition to exercise, the Optionee must make appropriate arrangements for the payment to the Company (or its Subsidiary, as applicable) in cash or by delivery of a certified or bank cashier check, or by any other means of payment approved by the Administrator, of the amount which the Company (or its Subsidiary, as applicable) is required to withhold under applicable law in connection with the exercise of the Option. With the consent of the Administrator and subject to any applicable legal conditions or restrictions, the Company shall, upon the Optionee’s request, withhold from the Shares issuable to the Optionee upon the exercise of the Option (or any portion thereof) a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid liability award accounting). Any adverse consequences to the Optionee arising in connection with the Share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee.

Section 2.11 Change in Control. Upon the occurrence of a Change in Control, the Options shall vest, forfeit or continue as set forth in Article XIII of the Plan. At the discretion of the Administrator (as constituted immediately prior to the Change in Control), any or all vested Options may be canceled in exchange for an amount equal to the product of (A) the excess, if any, of the Fair Market Value of the Shares upon the Change in Control over the exercise price for such vested Options, multiplied by (B) the aggregate number of shares of Company Common Stock covered by such vested Options. Payment of any amounts calculated in accordance with this Section 2.11 shall be made in cash or, if determined by the Administrator (as constituted immediately prior to the Change in Control), in shares of common stock of the new employer having an aggregate fair market value equal to such amount or in such securities or other property as are paid to the stockholders of the Company in connection with the Change of Control and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control or such later date as such consideration is paid to the stockholders of the Company generally provided that all such payments shall in all events be payable to the stockholders generally within five years after the Change in Control.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Optionee Representation; Not a Contract of Employment or Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of employment or service with the Company or any of its Subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider, or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment or other agreement between the Optionee and the Company or any of its Subsidiaries.

Section 3.2 Shares Subject to Plan; Restrictions on the Transfer of Option and Company Common Stock. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan, including, without limitation, the restrictions set forth in Sections 5.7 and 5.8 of the Plan.

Section 3.3 Registration of Shares. The Company may postpone the issuance and delivery of Company Common Stock upon the exercise of the Option until such Shares may be issued in compliance with any applicable state or federal law, rule or regulation. Notwithstanding any other provision in this Agreement, the Optionee may not sell the Shares acquired upon exercise of the Option unless such Shares are registered under the Securities Act of 1933, as amended from time to time (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale must also comply with other applicable laws and regulations governing the Shares, and the Optionee shall not sell the Shares if the Administrator determines that such sale would not be in compliance with such laws and regulations.

Section 3.4 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware.

Section 3.5 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan and this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.6 Adjustments in EBITDA and Cumulative Cash Flow Targets. The EBITDA Targets (including the Cumulative EBITDA Targets) and the Cumulative Cash Flow Targets specified in Appendix B (collectively the “Financial Targets”) are based upon (i) certain revenue and expense assumptions about the future business of the Company, (ii) a model agreed to by the management of the Company for the projected financial performance of the Company, and (iii) the continued application of accounting policies used by the Company as of the date the Option is granted. Accordingly, in the event that, after such date, any acquisition or disposition of any significant business or assets by the Company, any reorganization, merger, consolidation, split-up, spin-off or combination, any major capital investment program or any changes in generally accepted accounting principles related to equity-based compensation or promulgated by accounting standards applicable to the Company (or the accounting policies used by the Company) (if such accounting standards or policies materially affected the assumptions used in determining the initial Financial Targets), occurs, or the Company utilizes capital leases or other financial mechanisms other than operating leases for the purchase of property, plant and equipment, (each, a “Corporate Transaction”) that is reasonably expected to materially affect EBITDA or Cash Flow, the EBITDA Target for such year and the Cumulative EBITDA Target and Cumulative Cash Flow Target for such year and subsequent years, as applicable, will be adjusted, fairly and appropriately, by the amount determined by the Administrator, in the exercise of its good faith judgment, after consultation with the Company’s Chief Executive Officer and accountants, to be reasonably necessary to accurately reflect the expected direct and measurable effect such event has on such Financial Targets. In the event of any Corporate

Transaction, such adjustment shall reflect the change in EBITDA and/or Cash Flow resulting from such Corporate Transaction as presented to the Board or other decision-making party at the time the Corporate Transaction is approved by the Board or other decision making party. The intent of such adjustments is to keep the probability of achieving the Financial Targets the same as if the event triggering such adjustment had not occurred. The Administrator’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of the Corporate Transaction, and shall be based on the Company’s accounting as set forth in its books and records and in accordance with its financial statements (prepared in accordance with applicable generally accepted accounting principles) and on the Company’s financial plan pursuant to which the applicable Financial Targets were originally established. All determinations and adjustments made by the Administrator in good faith pursuant to this Section 3.6 shall be final and binding on the Company and the Optionee.

Section 3.7 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as provided by Section 14.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement (including the Grant Notice) shall, without the consent of the Optionee, materially alter or impair any rights or obligations under the Option.

Section 3.8 Data Privacy Consent. As a condition of the Option grant if the Optionee is a Non-U.S. Optionee, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Optionee further understands that the Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Optionee understands that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares. The Optionee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view the

Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

Section 3.9 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under this Agreement or the Plan, the Company shall have the right to withhold from the Optionee, or otherwise require the Optionee or an assignee to pay, any Withholding Taxes arising as a result of exercise of the Option, or any other taxable event occurring pursuant to the Plan or this Agreement, including, but not limited to, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Optionee or to take such other action (including, but not limited to, withholding Shares or cash deliverable pursuant to the Plan or any Option) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issuable to the Optionee upon the exercise of the Option (or any portion thereof) to satisfy the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid liability award accounting). The Optionee shall be responsible for all Withholding Taxes and other tax consequences of this Award.

Section 3.10 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Option granted under the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby explicitly and unambiguously consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Optionee’s term of employment or service with the Company and thereafter until withdrawn in writing by the Optionee. The Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.

Section 3.11 Miscellaneous.

(a) The Optionee shall have no rights as a stockholder of the Company with respect to the shares of Company Common Stock subject to this Agreement until such time as the purchase price has been paid and the other requirements of Section 2.10 above have been satisfied, and the shares of Company Common Stock have been issued and delivered to the Optionee.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or United States or foreign securities exchanges as may be required.

(c) This Agreement shall be governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(d) All obligations of the Company under this Agreement and the Plan, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e) In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE IV.

DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 4.1 “Adjusted Working Capital” as of any given date shall mean (i) accounts receivable (net) less (ii) accounts payable, less (iii) other accrued expenses, all as reflected on the Company’s audited consolidated balance sheet as of such date.

Section 4.2 “Cash Flow” for a given Fiscal Year shall mean (i) EBITDA for such Fiscal Year less (ii) the increase in Adjusted Working Capital in such Fiscal Year (which may be a positive or a negative number) less (iii) any overruns in the annual budget for capital expenditures in the financial plan approved by the Board for that Fiscal Year.

Section 4.3 “Company” shall mean Booz Allen Hamilton Holding Corporation, a Delaware corporation.

Section 4.4 “Company Approved Departure” shall mean a termination of employment that the Company (through the members of its senior management), in its sole discretion, determines to be in the best interest of the Company and the Company’s approval of such termination as a Company Approved Departure is approved or ratified by the Board or the Administrator.

Section 4.5 “Cumulative Cash Flow” as of a given date shall mean the total Cash Flow from and after April 1, 2012 through such date. In determining whether Cash Flow targets have been met, the Administrator shall take into account any large, unusual non-recurring capital expenditures approved by the Board.

Section 4.6 “Cumulative Cash Flow Target” for any given year shall be as set forth in Appendix B of this Agreement, adjusted as provided in Appendix B and subject to the provisions of Section 3.6, determined as provided in Section 4.5.

Section 4.7 “EBITDA” for a given Fiscal Year shall have the meaning set forth in Appendix C.

Section 4.8 “Cumulative EBITDA” as of a given date shall mean the total EBITDA from and after April 1, 2012 through such date.

Section 4.9 “EBITDA Target” and “Cumulative EBITDA Target” for any given year shall be as set forth in Appendix B of this Agreement, subject to the provisions of Section 3.6.

Section 4.10 “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

Section 4.11 “Fiscal Year” shall mean the fiscal year of the Company, as in effect from time to time.

Section 4.12 “Final Expiration Date” shall mean the date set forth in the Grant Notice.

Section 4.13 “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.14 “Option” shall mean the option to purchase Company Common Stock granted under this Agreement.

Section 4.15 “Performance Option” shall mean the portion of the Option designated as a Performance Option in the Grant Notice.

Section 4.16 “Plan” shall mean the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation, as amended from time to time.

Section 4.17 “Principal Stockholder” means Explorer Coinvest LLC, a Delaware limited liability company and any of its affiliates to which Explorer Coinvest LLC or any other Person transfers Company Common Stock or to which the Company issues Company Common Stock.

Section 4.18 “Retirement” shall have the meaning set forth in the Company’s Retirement Policy.

Section 4.19 “Time Option” shall mean the portion of the Option designated as a Time Option in the Grant Notice.

Section 4.20 “Withholding Taxes” means any federal, state, local, or foreign income taxes, withholding taxes, or employment taxes required to be withheld under Applicable Law.

***

APPENDIX B TO STOCK OPTION AGREEMENT

EBITDA AND CUMULATIVE CASH FLOW TARGETS

(US$ Millions)

As of the end of the fiscal year, subject to any applicable adjustments

Performance Measure	2012	2013	2014	2015	2016
EBITDA Target

Cumulative EBITDA Target

Cumulative Cash Flow Target (adjusted as provided in the following paragraph)

In addition to any adjustments that may be made pursuant to Section 3.6, the Cash Flow Targets shall be adjusted as follows: (i) in the event that the growth in net revenue in any relevant Fiscal Year is greater than 12%, the Cash Flow Target with respect to such Fiscal Year shall be reduced by 3.4% for each 1% of growth in excess of 12% and (ii) in the event that the growth in net revenue in any relevant Fiscal Year is less than 12%, the Cash Flow Target with respect to such Fiscal Year shall be increased by 3.4% for each 1% of growth below 12%.

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APPENDIX C TO STOCK OPTION AGREEMENT

For purposes of this Appendix C, capitalized terms not defined in the Plan or the Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement, dated as of July 31, 2008, amended and restated as of December 11, 2009 and as further amended and restated as of February 3, 2011, among Booz Allen Hamilton Investor Corporation (f/k/a Explorer Investor Corporation and as successor to BAH Borrower Corporation), a Delaware corporation, Booz Allen Hamilton Inc. (as successor to Explorer Merger Sub Corporation), the several banks and other financial institutions from time to time parties thereto, Credit Suisse AG, Cayman Islands Branch (f/k/a Credit Suisse, Cayman Islands Branch), as Administrative Agent and Collateral Agent for the Lenders and as Issuing Lender and Swingline Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated (as successor to Banc of America Securities LLC) and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated (as successor to Banc of America Securities LLC), Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Barclays Capital and Sumitomo Mitsui Banking Corporation, as Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent

“EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:

(a) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;

(b) Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities and the Mezzanine Loan Facility);

(c) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(d) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);

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(e) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f) stock-option based and other equity-based compensation expenses (incurred pursuant to the Booz Allen Hamilton Holding Corporation Officers Rollover Stock Plan, the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation or any new equity incentive plans adopted by the Company);

(g) adjustments related to the impact of the purchase accounting treatment for the Transactions, including but not limited to accounting for contract award fees and deferred rent;

(h) savings in borrowing costs (i.e. possible reductions in interest expense) associated with any new deferred compensation programs, including but not limited to the Booz Allen Hamilton Inc. Executive Performance Plan;

(i) transaction costs, fees, losses and expenses (whether or not any transaction is actually consummated) (including those relating to the Merger Transactions, the transactions contemplated hereby and by the Mezzanine Loan Documents (including any amendments or waivers of the Loan Documents or the Mezzanine Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2 of the Credit Agreement, transactions permitted by Section 7.4 of the Credit Agreement, Dispositions permitted by Section 7.5 of the Credit Agreement, or any Permitted Acquisition or other Investment permitted by Section 7.7 of the Credit Agreement (in each case whether or not successful));

(j) all fees and expenses paid pursuant to the Management Agreement;

(k) proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(l) cash expenses relating to earn-outs and similar obligations;

(m) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Merger Transactions, a Permitted Acquisition or any other acquisition permitted by Section 7.7 of the Credit Agreement;

(n) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

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minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(b) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(c) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that for purposes of calculating EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each Subsidiary that is not a wholly-owned Subsidiary or any joint venture, for purposes of calculating EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the forgoing, EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions, any Investment (including any Permitted Acquisition) and any other acquisition or Investment.

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